                                 [LETTERHEAD]

                                June 17, 1998

                                                         EXHIBIT 5.1

View Tech, Inc.
3760 Calle Tecate, Suite A
Camarillo, CA 93012


Ladies/Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to which this letter is attached as Exhibit
5.1 filed by View Tech, Inc., a California corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 2,576,129 shares of Common Stock of the Company (the "Shares"), 1,650,053 of which are issuable upon exercise of certain warrants and options, as specified in the Registration Statement.

     We are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Registration Statement, and receipt of the purchase price therefor as specified in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.


                                  Respectfully submitted,

                                 /s/ Troop Meisinger Steuber & Pasich, LLP

                                     TROOP MEISINGER STEUBER & PASICH, LLP